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                                                                    EXHIBIT 10.3


                              TAX SHARING AGREEMENT

         This TAX SHARING AGREEMENT (this "Agreement") is made as of __________, 1998 by and between FORWARD AIR CORPORATION, a Tennessee corporation f/k/a Landair Services, Inc. ("FAF"), and LANDAIR CORPORATION, a Tennessee corporation ("LAC").

         WHEREAS, FAF and LAC have entered into a Distribution Agreement dated as of the date hereof (the "Distribution Agreement");

         WHEREAS, pursuant to the Distribution Agreement all the issued and outstanding common stock of LAC will be distributed by FAF (pro rata) to the holders of FAF's common stock (the "Distribution"); and

         WHEREAS, the parties hereto desire to provide for the payment of tax liabilities and entitlement to tax refunds for the taxable periods ending before, on or after the date of the Distribution, to allocate responsibility and provide for cooperation in the preparation and filing of tax returns with respect to such taxable periods, and to provide for certain other related matters.

         NOW, THEREFORE, FAF, on behalf of itself and the FAF Group (as hereinafter defined), and LAC, on behalf of itself and the LAC Group (as hereinafter defined), in consideration of the mutual covenants contained herein, agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):

         "CODE" means the Internal Revenue Code of 1986, as amended, or any successor thereto and the regulations promulgated thereunder.

         "DISTRIBUTION DATE" means the date of the Distribution. For all purposes of this Agreement, the Distribution shall be deemed effective as of the close of business on the Distribution Date.

         "ESTIMATED TAX OR TAXES" means the periodic (quarterly or monthly) payment of income or franchise taxes (federal, state or local) required to be made for 1998 including any payment required to be made with an extension to file any Tax Return.

         "FAF BUSINESSES" means the present, former and future subsidiaries, divisions and businesses of any member of the FAF Group, other than the LAC Businesses.

         "FAF GROUP" means FAF and its present and future subsidiaries, other than members of the LAC Group.



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         "FINAL DETERMINATION" shall mean the final resolution of liability for any Tax for a taxable period, (i) by IRS Form 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the IRS, or by a comparable form under the laws of other jurisdictions; except that a Form 870-AD or comparable form that reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund and/or the right of the taxing authority to assert a further deficiency shall not constitute a Final Determination with respect to the subject matter reserved; (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreements under the laws of other jurisdictions; (iv) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the Tax-imposing jurisdiction; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

         "IRS" means the Internal Revenue Service.

         "LAC BUSINESSES" means the present, former and future subsidiaries, divisions and businesses of any member of the LAC Group which are not, or are not contemplated by the Distribution Agreement to be, part of the FAF Group immediately after the Distribution.

         "LAC GROUP" means LAC and all former, present and future subsidiaries of LAC and shall include any business, division or subsidiary which carried on a LAC Business on or before the Distribution Date.

         "RESTRUCTURING TAXES" means any Taxes resulting from or related to the Distribution, including, without limitation, any Taxes imposed pursuant to or as a result of Code Section 311.

         "TAX" means any of the Taxes.

         "TAXES" means all forms of taxation, whenever created or imposed, and whether of the United States of America or elsewhere, and whether imposed by a local, municipal, governmental, state, federation or other body, and without limiting the generality of the foregoing, shall include income, alternative minimum, superfund, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium or property taxes, together with any related interest, penalties and additions to tax, or additional amounts imposed by any taxing or other governmental authority (domestic or foreign) upon the LAC Group, the FAF Group or any of their respective members or subsidiaries or divisions or branches or any combination thereof.

         "TAX ATTRIBUTE" shall mean any net operating loss, capital loss, or tax credit allowed by the Internal Revenue Code or equivalent state statute or local ordinance; including without limitation, alternative minimum tax credits, foreign tax credits and general business tax credits.

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         "TAX BENEFIT" means the amount of the decrease in the liability for
Taxes resulting from any increase or decrease in any item, including, but not limited to, any item of income or deduction, gain or loss or tax credit.

         "TAX DETRIMENT" means the amount of the increase in the liability for Taxes resulting from any increase or decrease in any item, including, but not limited to, any item of income or deduction, gain or loss, or tax credit.

         "TAX RETURN" means any return, filing, questionnaire or other document filed or required to be filed, including amended returns that may be filed, for any period with any taxing or governmental authority (whether domestic or foreign) in connection with any Tax or Taxes (whether or not a payment is required to be made with respect to such filing).


                                   ARTICLE II
                      PREPARATION AND FILING OF TAX RETURNS

         2.1 MANNER OF PREPARATION; ELECTIONS. All Tax Returns filed after the Distribution Date shall be prepared on a basis which does not have an adverse effect on the elections, accounting methods, conventions, closing agreements and principles of taxation used in any Tax Return filed for any taxable period ending on or before the Distribution Date, and shall be filed on a timely basis by the party responsible for such filing under this Agreement. Subject to the provisions of this Agreement, all decisions relating to the preparation and filing of Tax Returns and any audit or other review of such Tax Returns shall be made in the sole discretion of the party responsible under this Agreement for such filing. Anything herein to the contrary notwithstanding, without the prior written consent of FAF, which consent shall not be unreasonably withheld, no member of the LAC Group shall carry back to any taxable period beginning before the Distribution Date any Tax Attribute arising in any taxable period beginning on or after the Distribution Date. To the extent any such carryback is not so consented to by FAF, then FAF shall be entitled to retain for itself any refund or other benefit obtained from such carryback filed by LAC. LAC shall promptly reimburse FAF for the amount, if any, by which any Tax Detriment incurred by the FAF Group or any member thereof as a result of such carryback exceeds the Tax Benefit(s) to the FAF Group or any member thereof as a result of such carryback, upon receipt of documentation detailing such Tax Detriment(s) within fifteen
(15) days of receipt of documentation, after which any unpaid amount will accrue interest at the rate for income tax deficiencies specified in Section 3.1. All Tax Attributes of the FAF Group and LAC Group will be allocated among the FAF Group and LAC Group in accordance with the regulations promulgated pursuant to
Section 1502 of the Code (the "Consolidated Return Regulations") and, to the extent applicable, other provisions of the Code and the regulations promulgated thereunder (and analogous provisions of state, local or foreign law).


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         2.2 PREPARATION AND FILING OF AND ELECTIONS WITH RESPECT TO
PRE-DISTRIBUTION TAX RETURNS.

         (a) Consolidated Federal Income Tax Returns. All consolidated federal income Tax Returns which include a member of the FAF Group and the LAC Group that are required to be filed for periods beginning before the Distribution Date shall be prepared and filed by FAF. LAC shall, for each of such aforesaid taxable periods for which it or any member of the LAC Group is includible in the consolidated federal income Tax Return of the FAF Group, provide FAF with a true, complete, and correct (i) separate federal income Tax Returns for LAC and each member of the LAC Group together with accompanying computations of the separate federal income Tax liabilities of LAC and each member of the LAC Group and (ii) a reconciliation of book income to federal taxable income for LAC and each member of the LAC Group. LAC shall use its best efforts to provide FAF with such Returns and computations on or before the first day of the sixth month following the end of the period to which such Returns and computations relate, but in any event LAC shall provide such Returns and computations no later than the fifteenth day of the sixth month following the end of the period to which such Returns and computations relate. FAF shall notify LAC of the intended filing date of its then due consolidated federal income Tax Return and LAC shall pay FAF at least seven (7) days prior to such filing date the amount of total federal income Tax liability, including without limitation, any alternative minimum tax liability, shown on the above-referenced deemed consolidated federal income Tax Returns for the members of the LAC Group includible in FAF's consolidated federal income Tax Return, reduced by all Estimated Tax payments theretofore made by LAC or any LAC Group member to FAF on account of such Tax liability, or if such Estimated Tax payments in the aggregate exceed the federal income Tax liability of LAC and each member of the LAC Group, FAF shall pay such excess to LAC within thirty (30) days of the filing by FAF of the consolidated federal income Tax Return with respect to which such overpayment relates. Anything herein to the contrary notwithstanding, LAC for itself and each member of the LAC Group shall calculate and shall remit to FAF at least seven (7) days prior to the due date of each FAF Estimated Tax payment for 1998 the Estimated Tax liability, attributable to LAC and each member of the LAC Group on a consolidated basis for the short period beginning on January 1, 1998 and ending on the Distribution Date. FAF agrees to permit LAC Group to review and comment on each Tax Return prior to filing and shall make such revisions to such Tax Returns as reasonably requested by LAC.

         (b) Combined or Consolidated State or Local Income or Franchise Tax. The provisions of Section 2.2(a) shall apply to the applicable filings of all combined or consolidated state or local income or franchise Tax Returns which include a member of the FAF Group and a member of the LAC Group that are required to be filed for periods beginning before the Distribution Date. The Tax savings, if any, resulting from filing combined or consolidated returns for 1998 will be allocated to LAC in a manner consistent with the most recent period. If there should be adjustments to any combined or consolidated returns, or to prior years federal returns as a result of an audit, any tax savings that were previously credited for the period will be recalculated and the difference between the tax savings that were previously credited and the recomputed tax savings will be charged back

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to LAC on the same basis as the savings have been allocated. No tax savings will be allocated to LAC for the year 1998 or thereafter.

         (c) Other Tax Returns. All Tax Returns (other than Tax Returns described in Sections 2.2(a) and (b)) which include or are filed with respect to a member of the FAF Group or the LAC Group that are required to be filed for periods beginning before the Distribution Date shall be filed by the member of the FAF Group or the LAC Group, as the case may be, which filed the corresponding Tax Return for the most recent period for which such Tax Return has been filed, or, if no such corresponding Tax Return has been filed, by the appropriate member in accordance with applicable law or custom. In the case of such Tax Returns filed by a member of the FAF Group, LAC shall be liable for and pay to FAF the portion of the Tax liability on such Tax Returns attributable to LAC Group members, at the time and in the amount determined in accordance with past practice. In the case of such Returns filed by a member of the LAC Group, FAF shall be liable for and pay to LAC the portion of the Tax liability on such Returns attributable to FAF Group members, at the time and in the amount determined in accordance with past practice.

         (d) Apportionment of Tax Attributes. If all or a portion of any Tax Attribute arising in any taxable period beginning before the Distribution Date, is apportioned to a separate return year of LAC pursuant to any Code section (or equivalent state or local law or regulations), then LAC shall pay to FAF the Tax Benefit related to the Tax Attribute so apportioned.

         (e) Certain Costs and Expenses. LAC or the LAC Group shall reimburse FAF and the FAF Group for the LAC Group's portion of the costs associated with the preparation and filing of Tax Returns by FAF pursuant to this Section 2.2.

         2.3 FILING OF POST-DISTRIBUTION TAX RETURNS. All Tax Returns and Taxes for periods beginning on or after the Distribution Date shall be the responsibility of the FAF Group if such Tax Returns or Taxes relate to FAF Businesses, and shall be the responsibility of the LAC Group if such Tax Returns or Taxes relate to LAC Businesses.

         2.4 CERTIFICATION. Each Tax Return and computation of tax liability required to be provided to FAF by LAC and each member of the LAC Group pursuant to Section 2.2 hereof shall be accompanied by a statement signed by the Chief Financial Officer of LAC to the effect that such officer has reviewed for completeness and accuracy the Tax Return and computation of the Tax liability and the documentation in support thereof and has determined that such Tax Return and computation properly reflect the taxable income (or loss), Tax liability and credits of the entity or entities, as the case may be, to which such Tax Return and computation relate for the period covered thereby.


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                                   ARTICLE III
                        DEFICIENCIES AND REFUNDS OF TAXES

         3.1 PAYMENT OF DEFICIENCIES BY LAC. If any adjustments are made by any taxing authority with respect to any Tax Return of FAF (or any member of the FAF Group) in which any member of the LAC Group is included for taxable periods beginning before the Distribution Date, then to the extent that such adjustments either increase the net taxable income, reduce the net taxable loss or decrease the tax credits of any member of the LAC Group and result in a greater Tax (net of any future tax benefit resulting from such Tax or Tax liability) for such LAC Group member or any FAF Group member (in either case without regard to any offsetting adjustments to other members of the FAF Group, other than a member of the LAC Group), LAC and each other member of the LAC Group shall be liable for such increases in Taxes (net of any future tax benefit resulting from such Taxes or Tax liabilities). If any member of the LAC Group shall have any liability as a result of this Section 3.1, LAC shall pay to FAF, hold FAF harmless and indemnify FAF for any such Tax liability, costs and attorneys fees, and the amount thereof shall be paid by LAC to FAF within ten (10) days of the receipt by LAC of written notice of such liability, together with a computation of the amount due and supporting documentation in such detail as LAC may reasonably request to verify the computation of the amount due. Any such required payment not made within such ten (10) day period shall thereafter bear interest until paid at the then most recently published rate of interest charged by the IRS on income tax deficiencies of large corporations pursuant to Code Sections 6621(a)(2) and (c) (1).

         3.2 PAYMENT OF REFUNDS TO LAC. If any adjustments are made by any taxing authority with respect to any Tax Return of FAF (or any member of the FAF Group) in which any member of the LAC Group is included for any taxable period beginning before the Distribution Date, then to the extent that such adjustments either (a) decrease the Tax liability attributable to any member of the LAC Group and result in a Tax Benefit to FAF or any member of the FAF Group, or (b) are attributable to a member of the LAC Group and result in a reduced Tax liability for FAF or any member of the FAF Group (in either case without regard to any offsetting adjustments to other members of the FAF Group, other than a member of the LAC Group), then FAF shall remit to LAC any refunds of Taxes received by or credited to it as a result of the adjustments attributable to a member of the LAC Group. FAF shall pay any amounts due from it to LAC as a result of this Section 3.2 within ten (10) days of its receipt of the relevant refund or credit with respect thereto from the IRS or any state or other governmental unit, as the case may be. Any such required payment not made within such ten (10) day period shall thereafter, bear interest until paid at the then most recently published rate at which the IRS pays interest on tax refunds of large corporations pursuant to Code Section 6621(a)(1). Such payments shall be accompanied by a computation of the amount due and supporting documentation in such detail as LAC may reasonably request to verify the computation of the amount due. Anything herein to the contrary notwithstanding, except as provided in this Section 3.2, no member of the LAC Group shall be entitled to any payment or benefit as a result of the receipt of any Tax refund received by any member of the FAF Group except to the

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extent such refund is attributable to the overpayment of Estimated Taxes by the
LAC Group or any member thereof.

         3.3 RESTRUCTURING TAXES. If as a result of any transaction, act or omission occurring after the Distribution Date and involving the LAC Businesses, or the stock, assets or liabilities (or any combination thereof) of any member of the LAC Group, including, without limitation, a breach by any member of the LAC Group of any representation made to the IRS in any request for rulings or act or omission of any member of the LAC Group that causes any condition or assumption upon which such a ruling is based to fail to be met or be correct, as the case may be, either (a) the Distribution does not qualify as a reorganization pursuant to Code Section 368(a)(1)(D) or a tax free distribution pursuant to Code Section 355 or (b) any Restructuring Taxes are imposed upon or paid by FAF or any other member of the FAF Group, then LAC shall pay to FAF and shall indemnify and hold harmless each member of the FAF Group from and against all Restructuring Taxes. Such payment and indemnification shall be made by LAC promptly, but in any event within fifteen (15) days after written notice from FAF, which notice shall be accompanied by a computation of the amounts due. Any such required payment not made within such fifteen (15) day period shall thereafter bear interest until paid at the then most recently published rate at which the IRS charges interest on income tax deficiencies of large corporations pursuant to Code Sections 6621(a)(2) and (c) (1).


                                   ARTICLE IV
                   TAX AUDITS, TRANSACTIONS AND OTHER MATTERS

         4.1 TAX AUDITS AND CONTROVERSIES.

         (a) Federal, State, or Local Income or Franchise Taxes. Except as otherwise provided in this Section 4.1, FAF shall have the exclusive authority and obligation to represent each member of the LAC Group before the IRS or any other governmental agency or authority or before any court with respect to any matter affecting the federal, state or local income or franchise Tax liability of any member of either the FAF Group or the LAC Group for any Tax period beginning before the Distribution Date, in each such case (i) allowing representatives of the LAC Group, including, without limitation, outside counsel and consultants, to participate in good faith in all respects in all such Tax proceedings affecting any member of the LAC Group, and (ii) acting in the best interests of both the FAF Group and the LAC Group. Such representation shall include, but shall not be limited to exclusive control over (i) any response to any examination of federal, state or local income or franchise Tax Returns and
(ii) any contest or litigation through a Final Determination of any issue included in any Tax Return that includes a member of the FAF Group, including, but not limited to (A) whether and in what forum to conduct such contest, and
(B) whether and on what basis to settle such contest; except that FAF shall not settle any claim, suit, action or proceeding in respect of which any member of the LAC Group may incur any then known (by FAF) future Tax liability, or in respect of which indemnity for federal, state or local income or franchise Taxes may be sought hereunder against LAC or any member of the LAC Group without LAC's consent, which consent

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shall not be unreasonably withheld. FAF shall give timely notice to LAC of any inquiry, the assertion of any claim or the commencement of any suit, action or proceeding in respect of which any member of the LAC Group may incur any then known (by FAF) future Tax liability or in respect of which indemnity for federal, state or local income or franchise Taxes may be sought under this Agreement against LAC or any member of the LAC Group and will give LAC such information with respect thereto as LAC may reasonably request. Anything in this
Section 4.1 or elsewhere in this Agreement to the contrary notwithstanding, if LAC contests or litigates any federal, state or local income or franchise tax issue in any forum, LAC shall pay and shall indemnify and hold harmless each member of the FAF Group from any and all costs, expenses and/or liabilities of any type or nature, including, without limitation, any federal income tax liability (including interest and penalties thereon), that are incurred by or imposed upon FAF or any member of the FAF Group which FAF or such FAF Group member would not otherwise have incurred.

         (b) Other Taxes. Except as otherwise provided in this Section 4.1, the party responsible for filing any Tax Return (other than federal, state or local income or franchise Tax Returns) pursuant to Section 2.2(c) hereof shall, at its own expense, have the exclusive authority to represent each member of the FAF Group and of the LAC Group before any governmental agency or authority or before any court with respect to any matter affecting the Tax liability of any member of either the FAF Group or the LAC Group for any Tax period beginning before the Distribution Date in each case (i) allowing representatives of the other group to participate in good faith in all respects in all such Tax proceedings affecting any member of the other group, and (ii) acting in the best interests of both the FAF Group and the LAC Group. Such representation shall include, but shall not be limited to exclusive control over (i) any response to any examination by the governmental authority of such Tax Returns and (ii) any contest through a Final Determination of any issue included in any Tax Return that includes a member of the LAC Group or the FAF Group, including, but not limited to (A) whether and in what forum to conduct such contest, and (B) whether and on what basis to settle such contest; except that FAF or any member of the FAF Group shall not settle any claim, suit, action or proceeding in respect of which indemnity for such Taxes may be sought hereunder against LAC or any member of the LAC Group without LAC's consent, which consent shall not be unreasonably withheld; and except that LAC or any member of the LAC Group shall not settle any claim, suit, action or proceeding in respect of which indemnity for such Taxes may be sought hereunder against FAF or any member of the FAF Group without FAF's consent, which consent shall not be unreasonably withheld.

         4.2 RETENTION OF BOOKS AND RECORDS. LAC and FAF each agrees to retain and preserve in accessible and reproducible form all Tax Returns, related schedules and work papers, and all accounting and computer records (in whatever media) and other documents relating thereto (collectively, the "Tax Documents") existing on the date hereof or created through or with respect to taxable periods ending on or before the Distribution Date, until the later of (a) the expiration of the statute of limitations (including extensions), of the taxable years to which such Tax Returns and Tax documents relate, or (b) DECEMBER 31, 2005. No Tax Documents shall be destroyed or otherwise disposed of by either FAF or LAC (or any member of their respective Groups) until the party intending to make such disposition has given the other party at least thirty (30) days advance

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notice thereof, whereupon the party receiving such notice shall have the right, at its own expense, to take possession of such Tax Documents.

         4.3 COOPERATION REGARDING RETURN FILINGS, EXAMINATIONS AND
             CONTROVERSIES.

         (a) LAC's Obligations. In addition to any obligations imposed pursuant to the Distribution Agreement, LAC and each other member of the LAC Group shall fully cooperate with FAF and its representatives, in a prompt and timely manner, in connection with the preparation and filing of, and any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed by or for any member of the FAF Group for any taxable period beginning before the Distribution Date and relating to Taxes. Such cooperation shall include, but not be limited to, (i) making available to FAF, during normal business hours, and within thirty (30) days of any request therefor, all Tax Documents, books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any Tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (ii) agreeing to make any election in connection with any such Tax Return that will not adversely affect LAC or any member of the LAC Group.

         LAC agrees on behalf of itself and each member of the LAC Group to execute and deliver to FAF, when so requested by FAF, any power of attorney required to allow FAF and its counsel to represent LAC or such other LAC Group member in any controversy which FAF shall have the right to control pursuant to the terms of Section 4.1 of this Agreement.

         (b) FAF's Obligations. Except as otherwise provided in this Article IV, FAF shall fully cooperate with LAC and its representatives, in a prompt and timely manner, in connection with (i) the preparation and filing of and (ii) any inquiry, audit, examination, investigation, dispute, or litigation involving, any Tax Return filed or required to be filed pursuant to Section 2.2(c) by or for any member of the LAC Group and relating to Taxes. Such cooperation shall include, but not be limited to, (i) making available to LAC, during normal business hours, and within thirty (30) days of any request therefor, all books, records and information, and the assistance of all officers and employees, necessary or useful in connection with any tax inquiry, audit, examination, investigation, dispute, litigation or any other matter, and (ii) agreeing to make any election in connection with any such Tax Return that will not adversely affect FAF or any member of the FAF Group.

         FAF agrees on behalf of itself and each member of the FAF Group to execute and deliver to LAC, when so requested by LAC, any power of attorney required to allow LAC and its counsel to represent FAF or such other FAF Group member in any controversy which LAC shall have the right to control pursuant to the terms of Section 4.1(b) of this Agreement.

         LAC Group's items of income and expense for the period ending on or before the Distribution Date will be allocated based on a closing of the books as of the Distribution Date.


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         (c) Remedy for Failure to Comply. If FAF reasonably determines that LAC is not for any reason fulfilling its obligations under Section 4.3(a), or if LAC reasonably determines that FAF is not for any reason fulfilling its obligations under Section 4.3(b), then FAF or LAC, as the case may be, shall have the right to appoint, at the expense of the other, an independent entity such as a nationally recognized public accounting firm to assist the other in meeting its obligations under this Section 4.3. Such entity shall have complete access to all books, records and information, and the complete cooperation of all officers and employees, of LAC or FAF, as the case may be.

         4.4 CERTAIN POST-DISTRIBUTION TRANSACTIONS. Each of FAF and LAC hereby acknowledges that each of the parties hereto intends that the Distribution qualify as a reorganization pursuant to Code Section 368(a)(1)(D) (a "Tax-Free Reorganization") and a tax-free distribution pursuant to Section 355 of the Code (a "Tax-Free Distribution"), and that such qualification is subject to certain terms and conditions of the Code. Accordingly, each of FAF and LAC hereby agrees not to engage in any transaction or commit or fail to take any action that would cause the Distribution to fail to qualify as a Tax-Free Reorganization or Tax-Free Distribution.

         4.5 SURVIVAL OF AGREEMENT. This Agreement and all covenants contained herein shall survive for the applicable statute of limitations and any extensions thereof and any Final Determination applicable to periods beginning before the Distribution Date.

                                    ARTICLE V
                                  MISCELLANEOUS

         5.1 SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable, the enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

         5.2 MODIFICATION OF AGREEMENT. No modification, amendment or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto and then such modification, amendment or waiver shall be effective only in the specific instance and for the purpose for which given.

         5.3 CONFLICT WITH THE DISTRIBUTION AGREEMENT. Anything in this Agreement or the Distribution Agreement to the contrary notwithstanding, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the Distribution Agreement, the provisions of this Agreement shall control.

         5.4 NOTICES. All notices or other communications required or permitted under this Agreement shall be delivered by hand, mailed by certified or registered mail, postage prepaid and return receipt requested, or sent by cable, telegram, telex or telecopy (confirmed by regular, first-class mail), to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received:

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In the case of FAF, to                       In the case of LAC, to

         Forward Air Corporation                 Landair Corporation
         430 Airport Road                        430 Airport Road
         Greeneville, Tennessee 37745            Greeneville, Tennessee 37745
         Attention: General Counsel              Attention: General Counsel

         5.5 APPLICATION TO PRESENT AND FUTURE SUBSIDIARIES. This Agreement is being entered into by FAF and LAC on behalf of themselves and each member of the FAF Group and the LAC Group, respectively. This Agreement shall constitute a direct obligation of each such member and shall be deemed to have been readopted and affirmed on behalf of any corporation which becomes a member of the FAF Group or the LAC Group in the future. FAF and LAC hereby guarantee the performance of all actions, agreements and obligations provided for under this Agreement of each member of the FAF Group and the LAC Group, respectively. FAF and LAC shall, upon the written request of the other, cause any of their respective group members formally to execute this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the successors, assigns and persons controlling any of the corporations bound hereby.

         5.6 TERM. This Agreement shall commence on the date of execution indicated above and shall continue in effect until otherwise agreed to in writing by FAF and LAC, or their successors.

         5.7 TITLES AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part or to affect the meaning or interpretation of this Agreement.


         5.8 SINGULAR AND PLURAL. As used herein, the singular shall include the plural and vice versa.

         5.9 GOVERNING LAW. This Agreement shall be governed by the laws of the State of Tennessee without regard to the principles of conflicts of laws thereof.

         5.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.


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

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all on the day and year first above written.


                                     FORWARD AIR CORPORATION f/k/a
                                     Landair Services, Inc.


                                     By:
                                        --------------------------------------
                                     Title:
                                           -----------------------------------


                                     LANDAIR CORPORATION


                                     By:
                                        --------------------------------------
                                     Title:
                                           -----------------------------------


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